Exhibit 99.1

FOR IMMEDIATE RELEASE	October 17, 2016

Almost Family, Inc. Signs Agreement to Acquire Controlling

Interest in Community Health Systems Home Health and Hospice Unit

Forms Largest Public Hospital-Home Health Joint Venture in U.S.

Louisville, KY, October 17, 2016 — Almost Family, Inc. (Nasdaq: AFAM), a leading provider of home health nursing services, today announced that it has signed a definitive agreement to acquire a controlling interest in the entity holding the home health and hospice assets of Community Health Systems, Inc. (NYSE: CYH) (CHS) (referred to herein as CHS Home Health, pertaining solely to the home health and hospice business of CHS).  CHS Home Health, a provider of skilled home health and hospice services currently operates 74 home health and 15 hospice branch locations in 22 states.  With the completion of this transaction, Almost Family will operate 340 branches across 26 states and its annual net revenue run rate is expected to exceed the $800 million mark.

Strategic Rationale for the Transaction

•                  Substantial additional scale with approximately $200 million in annual revenues: ~$170 million in home health and ~$30 million in hospice

•                  A true post-acute healthcare partnership working together to:

•                  Better manage the needs of patients across the CHS hospital network

•                  Collaborate on new and better ways to care for patients improving care transitions and care coordination enabling us to deliver higher quality to patients at a lower cost to the Medicare Program

•                  Provide future development opportunity for joint venture locations, through acquisition or development of home health agencies where CHS Hospital locations are not currently supported by a common owned certified agency

•                  Substantially expands Almost Family’s geographic service territory to a total of 26 states

•                  The combined companies care for, on average, 50,000 patients every day

•                  Based on the most recently available data from CMS, with this combination Almost Family would become the third-largest Medicare home health provider in the US

•                  Almost Family may opportunistically access the equity markets to reduce leverage, subject to market and other conditions

Company Comments on the Transaction

William B. Yarmuth, CEO of Almost Family, noted: “Over the past few years, Almost Family has grown dramatically, both in size and in scope.  In addition to being one of the nation’s largest home health providers, our HealthCare Innovations investments have brought us new perspectives and enabled us to be much more active in the development of new care delivery models.  This partnership with CHS may be the most strategic of all the investments we’ve made yet.  We believe it will enable us to see the health care continuum and home care specifically through the eyes of not only one of America’s best hospital companies, but one of America’s best healthcare companies, leading us to an even better understanding of the needs of our patients and how to meet them.”

Wayne Smith, CEO of CHS, stated: “While we are reducing our ownership interest in our home health and hospice division, it is important to us to retain a meaningful interest to help ensure appropriate post-acute care coordination for the benefit of our patients.  We believe hospitals need strong strategic post-acute partners to provide the right care for patients and return them safely and securely home following a hospital stay.  We selected a partner with proven capabilities and a successful track record.”

Steve Guenthner, President of Almost Family, added: “As one of the nation’s largest home health providers, we’re looking forward with great anticipation to working hand-in-hand with one of the nation’s foremost hospital companies.  We expect the knowledge and perspective we gain and share with each other through this relationship, to help us develop even better care transition and coordination capabilities for the benefit of our patients and for the Medicare Program.  Building on this incredible foundation we will continue our efforts to be a thought-leader in the evolution of healthcare delivery models and elevate our service capabilities for patients and other hospitals over all our service territories.”

Yarmuth concluded, “The market for healthcare services is intensely competitive and we continue to position ourselves for continued growth and development.  With this partnership, our breadth and depth now includes, in addition to skilled home health care, personal care services, ACO management, In-Home Assessment capabilities, a phenomenal hospital partnership, and now even a small entrée into hospice.  We’re exceptionally proud and pleased to welcome the employees, patients and referral sources of CHS Home Health to our growing family of home care companies.”

Transaction Terms

The total purchase price for 80% of the equity interest in CHS Home Health is $128 million, subject to a working capital adjustment.  Financing for the transaction has been fully committed by JPMorgan.  Almost Family expects the transaction to be completed during the fourth quarter, subject to regulatory approvals and the satisfaction of customary closing conditions.  The acquisition is expected to be accretive to EPS in 2017.

About Almost Family, Inc.

Almost Family, Inc. (Nasdaq: AFAM), founded in 1976, is a leading regional provider of home health nursing services, with branch locations, prior to the CHS Joint Venture, in Florida, Ohio, Tennessee, New York, Connecticut, Kentucky, New Jersey, Massachusetts, Pennsylvania, Georgia, Wisconsin, Indiana, Missouri, Illinois, Mississippi and Alabama (in order of revenue significance).  Almost Family, Inc. and its subsidiaries operate a Medicare-certified segment, a personal care segment and a healthcare innovations segment.  Almost Family operates 250 home health branch locations in sixteen U.S. states.

About Community Health Systems, Inc.

Community Health Systems, Inc. is one of the largest publicly traded hospital companies in the United States and a leading operator of general acute care hospitals in communities across the country.  The Company, through its subsidiaries, owns, leases or operates 158 affiliated hospitals in 22 states with an aggregate of nearly 27,000 licensed beds.  The Company’s headquarters are located in Franklin, Tennessee, a suburb south of Nashville.  Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol “CYH.” More information about the Company can be found on its website at www.chs.net.

About CHS Home Health and the Joint Venture

CHS Home Health is one of the nation’s larger Medicare home health care providers with 74 home health and 15 hospice locations in 22 states.  Most of its home health and hospice operations are affiliated with CHS general acute care hospitals in communities across the country.  The JV will be managed by Almost Family, governed by a board with proportionate representation from Almost Family and CHS and will be primarily focused on serving the post-acute home health needs of the current locations and on developing additional home health capabilities in communities with a CHS hospital but no affiliated home health care.

Forward Looking Statements

All statements, other than statements of historical facts, included in this news release are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements may be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “believe,” “estimate,” “project,” “anticipate,” “continue,” or similar terms, variations of those terms or the negative of those terms.  These forward-looking statements are based on the Company’s current plans, expectations and projections about future events.  Statements about the Company’s or CHS Home Health’s past financial results do not, and are not meant to, predict future results.  The Company can provide no assurance that such results and performance will continue.

Because forward-looking statements involve risks and uncertainties, the Company’s actual results could differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. The potential risks and uncertainties which could cause actual results to differ materially include: the satisfaction of the conditions precedent to the consummation of the proposed transaction, including, without limitation, the receipt of regulatory approvals or third party consents on the terms desired or anticipated; the Company’s ability to obtain financing on the anticipated terms and schedule; disruptions of the Company’s and CHS Home Health’s current plans, operations and relationships caused by the announcement and pendency of the proposed transaction; the impact of further changes in healthcare reimbursement systems, including the ultimate outcome of potential changes to Medicare reimbursement for home health services and to Medicaid reimbursement due to state budget shortfalls; the ability of the Company to maintain its level of operating performance and achieve its cost control objectives; changes in our relationships with referral sources; unanticipated difficulties or expenditures relating to the proposed transaction, including, without limitation, difficulties that result in the failure to achieve expected synergies, efficiencies and cost savings from the proposed transaction within the expected time period (if at all); government regulation; health care reform; pricing pressures from Medicare, Medicaid and other third-party payers; changes in laws and interpretations of laws relating to the healthcare industry; the ability of the Company to integrate, manage and keep secure our information systems; changes in the marketplace and regulatory environment for Health Risk Assessments and the Company’s self-insurance risks.  For a more complete discussion regarding these and other factors which could affect the Company’s financial performance, refer to the Company’s various filings with the Securities and Exchange Commission, including its filing on Form 10-K for the fiscal year ended January 1, 2016, in particular information under the headings “Special Caution Regarding Forward-Looking Statements” and “Risk Factors.”  With regard to the Company’s investment in development-stage enterprises in its Healthcare Innovations segment, there can be no assurance that its operational and developmental objectives will be realized or that the Company’s investments will result in future returns.  The Company undertakes no obligation to update or revise its forward-looking statements.

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